Exhibit 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 07-29

XTO ENERGY ANNOUNCES FIVE-FOR-FOUR STOCK SPLIT
WITH DIVIDEND INCREASE

FORT WORTH, TX (November 14, 2007) - XTO Energy Inc. (NYSE-XTO) announced today that its Board of Directors has declared a five-for-four stock split of its common stock and will maintain its quarterly cash dividend of twelve cents per share, effecting a 25% dividend increase.

“XTO Energy continues to be a leader in growth and returns in the energy sector. Today’s split, our eighth since 1997, and the corresponding dividend increase, are tangible benefits for our shareholders,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “The Board’s action reflects its confidence that the Company is well positioned for continued growth and strong financial performance.”

XTO Energy’s transfer agent will deliver to each holder of record or their specified investment account one additional share for every four shares of common stock held at the close of business on November 28, 2007. The stock split will be effected in the form of a stock dividend, which will be mailed on December 13, 2007. As a result, XTO Energy’s stock should begin trading on a post-split basis December 14, 2007. Cash will be paid in lieu of fractional shares based on the NYSE closing price of the Company’s stock on November 28, 2007. XTO Energy will have approximately 484 million shares outstanding after the stock split.

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XTO Energy Announces Five-For-Four Stock Split with Dividend Increase

The Board of Directors declared a quarterly cash dividend of twelve cents per share on the Company’s outstanding Common Stock payable January 15, 2008 to stockholders of record at the close of business on December 31, 2007.

XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana, Mississippi and Montana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at www.xtoenergy.com

Statements made in this news release concerning future financial performance, growth and economic returns are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.